Exhibit 99.1

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace, Inc.
(561) 791-5000 ext. 1450

B/E AEROSPACE REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS;
EPS $0.36 PER SHARE; CONFIRMS 2009 GUIDANCE, PROVIDES 2010 OUTLOOK

WELLINGTON, FL, October 27, 2009 – B/E Aerospace, Inc. (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced third quarter 2009 financial results.

THIRD QUARTER HIGHLIGHTS

•
2009 third quarter revenues of $459.8 million declined 26.9 percent as compared with third quarter 2008 proforma revenues.  Proforma third quarter 2008 results include the results of the acquired Honeywell Consumables Solutions distribution business (HCS), as if the acquisition had occurred on January 1, 2008.

•
2009 third quarter operating earnings were $69.6 million.  Operating earnings declined by 32.5 percent as compared with third quarter 2008 proforma operating earnings of $103.1 million.  Third quarter 2009 results were negatively impacted by $1.7 million of foreign exchange translation adjustments compared with a $7.3 million positive impact in the 2008 period.  Adjusting both periods to exclude foreign exchange impacts, adjusted operating earnings in the current period declined by 25.6 percent as compared with proforma adjusted operating earnings in the 2008 period, and the 2009 third quarter adjusted operating margin of 15.5 percent was 30 basis points higher than the 2008 period.

•	2009 third quarter net earnings were $36.1 million or $0.36 per diluted share. Adjusted net earnings, which exclude foreign exchange impacts, were $37.4 million or $0.38 per diluted share.
•	2009 third quarter free cash flow was $21.7 million.

THIRD QUARTER CONSOLIDATED RESULTS

Revenues for the third quarter of $459.8 million declined by $168.9 million, or 26.9 percent, as compared with proforma revenues of $628.7 million in the third quarter of the prior year.  The $168.9 million decrease in consolidated revenues was the result of a $79.1 million, or 30.4 percent, decrease in consumables management segment revenues, a $78.3 million, or 26.0 percent, decrease in commercial aircraft segment revenues, and a $11.5 million, or 17.0 percent, decrease in business jet segment revenues.

2009 third quarter operating earnings were $69.6 million.  Operating earnings declined by 32.5 percent as compared with third quarter 2008 proforma operating earnings of $103.1 million.  The U.S dollar strengthened substantially as compared with the British pound in the third quarter of 2008, positively impacting operating earnings by $7.3 million compared to a $1.7 million negative impact in the 2009 period.  Excluding the foreign exchange impact from both periods, adjusted operating margin expanded 30 basis points to 15.5 percent of sales for the 2009 period.  The 2009 third quarter tax rate of approximately 23 percent was lower than the expected 31 percent tax rate for all of 2009, primarily due to a higher level of R&D tax credits generated by recently completed tax reduction initiatives.

2009 third quarter net earnings were $36.1 million or $0.36 per diluted share.

Commenting on the company’s recent performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace, Inc. said, “The global economic crisis appears to be abating; however, our global airline customers continue to suffer from high fuel costs, weak demand for passenger travel and significantly lower ticket prices, all of which have resulted in sharply lower yields.  As we reported earlier, the airline industry’s lower yields are forcing airlines and MROs to continue their stringent cash conservation measures, including retrofit program pushouts and aircraft refurbishment deferrals, which together with a significant decrease in revenue passenger miles (RPMs) and a significant reduction in aircraft capacity have caused the 26.9 percent decline in B/E Aerospace revenues during the third quarter.”

Mr. Khoury continued, “Based upon the uptick in demand for consumables orders in September and discussions with a number of our major customers relative to their planned spares purchases, combined with a marked pick-up in request for quote activity (RFQ), the company believes that the third quarter of 2009 represents the trough quarter for B/E Aerospace orders and backlog during this aerospace cycle downturn.  However, we do not expect favorable quarterly earnings comparisons to the prior year periods to begin until the second quarter of 2010.  And while the company expects relatively flat revenues and earnings in 2010 versus 2009, the company expects a substantial increase in both revenues and earnings in 2011.”

Amounts presented in this earnings release on a proforma basis have been calculated as if the HCS acquisition had occurred on January 1, 2008.  See the table in “Third Quarter Segment Results” and “Nine-Month Segment Results” for a presentation of the actual and proforma amounts for the third quarter of 2008 and for the first nine months of 2008.  Additionally, (i) adjusted operating earnings, adjusted net earnings and adjusted net earnings per diluted share, each on a consolidated basis, (ii) consumables management segment and commercial aircraft segment adjusted operating earnings, (iii) adjusted operating margin, (iv) free cash flow and free cash flow conversion rate are non-GAAP financial measures.   For more information see "Reconciliation of Non-GAAP Financial Measures."

References to “AIT costs” in this news release refer to the acquisition, integration and transition expenses related to the integration of the HCS business, which was acquired in July 2008, with the company’s consumables management segment.

THIRD QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of net sales and operating earnings by segment on an as reported and proforma basis:

	NET SALES
	Three Months Ended September 30,
	($ in millions)
	2009	2008	2008	% Change
		As Reported	Proforma	Proforma
Consumables management	$181.0	$219.2	$260.1	-30.4%
Commercial aircraft	222.5	300.8	300.8	-26.0%
Business jet	56.3	67.8	67.8	-17.0%
Total	$459.8	$587.8	$628.7	-26.9%

	OPERATING EARNINGS
	Three Months Ended September 30,
	($ in millions)
	2009	2008	2008	% Change
		As Reported	Proforma	Proforma
Consumables management	$33.5	$42.1	$43.9	-23.7%
Commercial aircraft	29.8	49.4	49.4	-39.7%
Business jet	6.3	9.8	9.8	-35.7%
Total	$69.6	$101.3	$103.1	-32.5%

Consumables management segment revenues were $181.0 million or 30.4 percent lower than third quarter 2008 proforma revenues of $260.1 million.  The decline in consumables management segment revenues in the current period was due to reduced activity at airline and MRO maintenance facilities, reduced aircraft capacity, a decrease in revenue passenger miles flown, and substantially reduced activity at business jet manufacturers, all as compared to the same period in the prior year.  Consumables management segment third quarter 2009 adjusted operating earnings were $37.4 million or 20.7 percent of sales (excluding AIT costs of $3.9 million) as compared with third quarter 2008 proforma adjusted operating earnings of $47.5 million or 18.3 percent of proforma sales (excluding AIT costs of $3.6 million).

Commercial aircraft segment revenues of $222.5 million decreased 26.0 percent reflecting retrofit program push outs, reduced activity at airline and MRO maintenance facilities, reduced aircraft capacity and a decrease in revenue passenger miles flown, all as compared to the same period in the prior year.  Third quarter 2009 operating earnings were $29.8 million or 13.4 percent of sales as compared with third quarter 2008 operating earnings of $49.4 million or 16.4 percent of sales.  Excluding the foreign exchange impact from both periods, adjusted operating margin in the current period of 14.0 percent increased by 10 basis points as compared with the prior year period reflecting successful cost reduction activities and improved manufacturing efficiencies.

Business jet segment third quarter revenues of $56.3 million decreased 17.0 percent, and operating earnings decreased by $3.5 million, or 35.7 percent, reflecting severance costs, an unfavorable mix of products and the negative impact of reduced operating leverage in the current year period.

NINE-MONTH CONSOLIDATED RESULTS

For the nine months ended September 30, 2009, revenues of $1,458.3 million declined $470.6 million, or 24.4 percent, as compared with proforma revenues in the same period in the prior year.

For the nine months ended September 30, 2009, operating earnings were $224.2 million or 15.4 percent of sales and declined 26.0 percent as compared with proforma operating earnings in the 2008 period of $302.9 million or 15.7 percent of sales.  Excluding the foreign exchange impact from both periods, 2009 adjusted operating margin expanded 50 basis points as compared to the 2008 adjusted operating margin.

For the nine months ended September 30, 2009, net earnings were $108.7 million or $1.10 per diluted share.

NINE-MONTH SEGMENT RESULTS

The following is a tabular summary and commentary of net sales and operating earnings by segment on an as reported and proforma basis:

	NET SALES
	Nine Months Ended September 30,
	($ in millions)
	2009	2008	2008	% Change
		As Reported	Proforma	Proforma
Consumables management	$617.0	$464.8	$810.5	-23.9%
Commercial aircraft	672.3	905.5	905.5	-25.8%
Business jet	169.0	212.9	212.9	-20.6%
Total	$1,458.3	$1,583.2	$1,928.9	-24.4%

	OPERATING EARNINGS
	Nine Months Ended September 30,
	($ in millions)
	2009	2008	2008	% Change
		As Reported	Proforma	Proforma
Consumables management	$116.7	$109.0	$148.9	-21.6%
Commercial aircraft	89.9	124.5	124.5	-27.8%
Business jet	17.6	29.5	29.5	-40.3%
Total	$224.2	$263.0	$302.9	-26.0%

For the first nine months of 2009, consumables management segment revenues of $617.0 million were 23.9 percent lower than the 2008 period proforma revenues of $810.5 million.  The decline in consumables management segment revenues in the current period was due to reduced activity at airline and MRO maintenance facilities, reduced aircraft capacity, a decrease in revenue passenger miles flown, and substantially reduced activity at business jet manufacturers, all as compared to the same period in the prior year.  Consumables management segment operating earnings were $116.7 million for the nine months ended September 30, 2009.  2009 adjusted operating earnings, excluding AIT costs of $13.6 million, were $130.3 million or 21.1 percent of sales.  Prior year proforma adjusted operating earnings, excluding AIT costs of $3.6 million, were $152.5 million or 18.8 percent of proforma sales.

For the first nine months of 2009, commercial aircraft segment revenues of $672.3 million decreased 25.8 percent reflecting retrofit program push outs, reduced activity at airlines and MRO maintenance facilities, reduced aircraft capacity and a decrease in revenue passenger miles flown, all as compared to the same period in the prior year.  2009 operating earnings were $89.9 million or 13.4 percent of sales as compared with the same period in the prior year operating earnings of $124.5 million or 13.7 percent of sales.  Excluding the foreign exchange impact from both periods, adjusted operating margin in the current period of 14.8 percent increased by 160 basis points as compared with the prior year period reflecting successful cost reduction activities and improved manufacturing efficiencies.

For the first nine months of 2009, business jet segment revenues of $169.0 million decreased 20.6 percent, and operating earnings decreased by $11.9 million, or 40.3 percent, to $17.6 million reflecting an unfavorable mix of products, severance costs and the negative impact of reduced operating leverage in the current year period.

LIQUIDITY AND BALANCE SHEET METRICS

As of September 30, 2009, cash and cash equivalents were $165.8 million, an increase of $19.4 million as compared with the end of the second quarter of 2009.  Net debt was $952.9 million, which represents total debt of $1,118.7 million less cash and cash equivalents of $165.8 million.  The company’s net debt-to-net-capital ratio improved by 130 basis points to 40.3 percent reflecting current period net earnings of $36.1 million and a $19.4 million increase in cash and cash equivalents during the current quarter.  Working capital as of September 30, 2009 was $1,309.7 million, an increase of $136.0 million as compared with working capital as of December 31, 2008.  There were no borrowings outstanding on the company’s $350 million revolving credit facility and the company has no debt maturities until 2014.

Commenting on the company's balance sheet and liquidity, Mr. Khoury stated, "We generated free cash flow of $21.7 million during the third quarter of 2009 and absent the $13 million decrease in accrued interest as a result of our semi-annual interest payment, our free cash flow conversion rate would have been approximately 100 percent.  During 2009 we completed our initiative to bring the HCS inventories in-line with our distribution stocking model.  This effort was the primary driver behind the $112.5 million increase in our inventories during the nine month year-to-date period, essentially all of which occurred in the first half of the year.  With these inventory investments now behind us, we remain confident in our free cash flow outlook for the fourth quarter of 2009 and for the coming year.  We expect a free cash flow conversion rate of approximately 100 percent during the fourth quarter of 2009 and to end the year with approximately $200 million of cash on hand before a planned $100 million debt prepayment."

BOOKINGS AND ORDERS

Bookings during the third quarter of 2009 were approximately $400 million, a book-to-bill ratio of approximately 0.9 to 1.  Backlog at the end of the quarter was approximately $2.65 billion, a decrease of approximately 9 percent as compared with the company’s September 30, 2008 backlog.

Mr. Khoury commented, “As expected, bookings for the quarter were soft, reflecting weak aftermarket demand.  However, consumables management segment bookings in September noticeably improved as compared to the month of August and as compared to the five-month April through August period.  In addition, a number of our major customers have shared with us their plans to increase their spares purchases.  Finally, we have seen a marked pick-up in RFQ activity for our cabin interior products for both new build and retrofit aircraft.  We expect an expansion in orders and backlog in 2010 due to an expected improvement in demand for consumables and spares, the conversion of a portion of the supplier furnished equipment (SFE) programs awards, which we have already won to purchase orders, and we expect to win some healthy new orders arising from the increase in current RFQ activity.”

OUTLOOK

Commenting on the company’s outlook, Mr. Khoury stated, “It appears that global inventory destocking has run its course and we are beginning to see some stabilization in our consumables and commercial aircraft spares businesses, albeit at a much lower level.  The airline industry has reduced global capacity by approximately 10 percent, while reducing its purchases of consumables and spares in excess of 30 percent.  We believe that many of the aircraft idled during the past year were flown right up until scheduled heavy maintenance was required.  As such, we believe there is a growing heavy maintenance backlog that will likely create additional demand for consumables and spares once revenue passenger miles turn positive on a year-over-year basis and demand for lift begins to improve,” concluded Mr. Khoury.

The company’s financial guidance for the remainder of 2009 is as follows:

•	2009 fourth quarter book-to-bill ratio is expected to improve to approximately 1:1.
•	2009 fourth quarter revenues and operating earnings are expected to be approximately equal to that of the 2009 third quarter.
•
2009 fourth quarter earnings per diluted share are expected to be lower than 2009 third quarter earnings per diluted share due to a higher fourth quarter tax rate and a debt prepayment charge of approximately $0.02 per diluted share related to a planned $100 million prepayment of long-term debt in the fourth quarter.  As a result fourth quarter earnings per diluted share, including the debt prepayment charge of $0.02 per diluted share, are expected to be approximately $0.31.

•
The company expects a free cash flow conversion rate in excess of 100 percent during the fourth quarter of 2009 and to end the year with approximately $200 million of cash on hand before a planned $100 million debt prepayment.

The company’s financial guidance for 2010 is as follows:

•
The company expects an expansion in orders and backlog in 2010 due to an expected improvement in demand for consumables and spares, the conversion of a portion of  unbooked SFE awards to bookings and an expected increase in orders for cabin interior products for both new build and retrofit aircraft arising from the recent increase in RFQ activity related thereto.
•
2010 revenues are expected to be approximately $1.85 billion, reflecting a lower level of commercial aircraft and business jet deliveries in 2010 and the weak 2009 bookings which the company has experienced.

•
2010 net earnings per diluted share are expected to be flat at approximately $1.40 per diluted share, including AIT costs of approximately $0.03 per diluted share, due to improved margins on the approximately 5 percent lower revenue level.

•	Beginning in the second quarter of 2010 the company expects favorable quarterly year-over-year earnings comparisons.
•	The company expects to generate positive free cash flow in excess of $140 million for 2010 reflecting a free cash flow conversion rate in excess of 100 percent.
•	The company expects a substantial increase in both revenues and earnings in 2011.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, B/E Aerospace’s financial guidance and industry expectations for the next several years and the expected benefits from the HCS acquisition.  Such forward-looking statements involve risks and uncertainties.  B/E Aerospace’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include changes in market and industry conditions and those discussed in B/E Aerospace’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  For more information, see the section entitled “Forward-Looking Statements” contained in B/E Aerospace’s Annual Report on Form 10-K and in other filings.  The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace, Inc.

B/E Aerospace, Inc. is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate approximately 50 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace, Inc. website at www.beaerospace.com.

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008

Net sales	$459.8	$587.8	$1,458.3	$1,583.2
Cost of sales	297.7	394.4	954.2	1,040.9
Selling, general and administrative	65.2	58.6	205.3	176.6
Research, development and
engineering	27.3	33.5	74.6	102.7

Operating earnings	69.6	101.3	224.2	263.0

Operating earnings, as percentage
of net sales	15.1%	17.2%	15.4%	16.6%

Interest expense, net	22.7	19.8	67.7	24.9
Debt prepayment costs	--	3.6	--	3.6

Earnings before income taxes	46.9	77.9	156.5	234.5

Income taxes	10.8	26.1	47.8	80.3

Net earnings	$36.1	$51.8	$108.7	$154.2

Net earnings per common share:

Basic	$0.37	$0.54	$1.10	$1.66
Diluted	$0.36	$0.54	$1.10	$1.65

Weighted average common shares:
Basic	98.5	96.0	98.4	93.1
Diluted	99.5	96.3	99.1	93.5

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	September 30,	December 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$165.8	$168.1
Accounts receivable, net	239.1	271.4
Inventories, net	1,309.5	1,197.0
Deferred income taxes, net	1.4	22.1
Other current assets	24.5	24.8
Total current assets	1,740.3	1,683.4
Long-term assets	1,246.2	1,246.7
	$2,986.5	$2,930.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$430.6	$509.7
Total long-term liabilities	1,146.0	1,153.9
Total stockholders' equity	1,409.9	1,266.5
	$2,986.5	$2,930.1

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)(In millions)

	NINE MONTHS ENDED
	September 30,	September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$108.7	$154.2
Adjustments to reconcile net earnings to net cash flows used in operating activities:
Depreciation and amortization	36.9	28.9
Provision for doubtful accounts	(0.2)	2.0
Non-cash compensation	17.9	11.2
Deferred income taxes	35.8	68.7
Debt prepayment costs	--	3.6
Loss on disposal of property and equipment	2.5	0.2
Changes in operating assets and liabilities:
Accounts receivable	37.4	(87.7)
Inventories	(135.6)	(165.6)
Other current assets and other assets	14.3	(5.1)
Payables, accruals and other liabilities	(95.2)	35.6
Net cash provided by operating activities	22.5	46.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(21.8)	(20.7)
Acquistions, net of cash acquired	--	(912.2)
Net cash used in investing activities	(21.8)	(932.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	0.8	1.0
Proceeds from long-term debt	--	1,124.5
Principal payments on long-term debt	(4.5)	(151.4)
Debt origination and prepayment costs	--	(50.2)
Borrowings on line of credit	--	40.0
Repayments on line of credit	--	(40.0)
Net cash (used in) provided by financing activities	(3.7)	923.9

Effect of foreign exchange rate changes on cash and cash equivalents	0.7	(3.0)

Net (decrease) increase in cash and cash equivalents	(2.3)	34.0

Cash and cash equivalents, beginning of period	168.1	81.6

Cash and cash equivalents, end of period	$165.8	$115.6

Supplemental disclosures of cash flow information:
Cash paid during period for:
Interest, net	$76.8	$9.2
Income taxes, net	3.6	4.5

Supplemental schedule of non-cash activities:
Common stock issued in connection with acquistion	$-	$158.3

B/E Aerospace, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes the financial measures “adjusted operating earnings” and “adjusted operating margin” on a consolidated basis and for the consumables management and commercial aircraft segments, and “adjusted net earnings” and “adjusted net earnings per diluted share” on a consolidated basis, each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities and Exchange Act of 1934.  We define “adjusted operating earnings” as operating earnings reported under GAAP less (i) in the case of adjusted operating earnings on a consolidated basis and for the commercial aircraft segment, the impact of foreign currency translation adjustments and (ii) in the case of adjusted operating earnings for the consumables management segment, acquisition, integration and transition (AIT) costs related to our acquisition of Honeywell’s Consumables Solutions distribution business (HCS).  We define “adjusted operating margin” as the ratio of adjusted operating earnings to net sales, expressed as a percentage.  We define “adjusted net earnings” and “adjusted net earnings per diluted share” as consolidated net earnings and net earnings per diluted share, respectively, reported under GAAP less the impact of foreign currency translation adjustments. The company incurred $3.9 million and $13.6 million of AIT costs relating to the HCS acquisition in the third quarter of 2009 and for the first nine months of 2009. Third quarter 2009 results were negatively impacted by $1.7 million of foreign exchange translation adjustments compared to a $7.3 million positive impact in the third quarter 2008.

We use adjusted operating earnings, adjusted operating margin, adjusted net earnings and adjusted net earnings per diluted share to evaluate and assess the operational strength and performance of our business and of particular segments of our business.  We believe these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the company’s actual operating performance unaffected by the acquisition, integration and transition costs associated with the HCS acquisition and the impact of foreign currency translation adjustments.  These financial measures should not be viewed as a substitute for, or superior to, net earnings, net earnings per diluted share or operating earnings, both on a consolidated and on a segment basis, the most comparable GAAP measures, as a measure of the company’s operating performance.

In addition, this release includes the financial measure "free cash flow," which is also a non-GAAP financial measure.  We define "free cash flow" as net cash flows provided by operating activities less capital expenditures. We use free cash flow to provide investors with an additional perspective on the company's cash flows provided by operating activities after taking into account reinvestments. Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  This release also includes the financial measure “free cash flow conversion rate”, which we define as our free cash flow expressed as a percentage of net earnings.  We use free cash flow conversion rate to provide investors with a measurement of our ability to convert our earnings into free cash flow.

Pursuant to the requirements of Regulation G, the company is providing the following tables which reconcile (i) consolidated net earnings and net earnings per diluted share to consolidated adjusted net earnings and consolidated adjusted net earnings per diluted share, (ii) consolidated operating earnings to consolidated adjusted operating earnings, (iii) consumables management operating earnings to adjusted consumables management operating earnings, (iv) commercial aircraft segment operating earnings to adjusted commercial aircraft segment operating earnings and (v) net cash flow provided by operating activities to free cash flow.  In each case, the most comparable GAAP measure has been reconciled to the non-GAAP measure presented in this press release.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS
(In Millions, Except Per Share Data)
	Three Months Ended
		Proforma
	September 30,	September 30,
	2009	2008
Net earnings, as reported	$36.1	$52.9
Foreign exchange translation (benefit) cost	1.7	(7.3)
Income taxes on foreign exchange
translation (benefit) costs
(effective tax rate of 23.0% for 2009
& 35.0% for 2008)	(0.4)	2.6
Adjusted net earnings	$37.4	$48.2

Adjusted net earnings per diluted share	$0.38	$0.50

Net earnings per diluted share, as reported	$0.36	$0.54

RECONCILIATION OF OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)
	Three Months Ended		Nine Months Ended
		Proforma		Proforma
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
Operating earnings, as reported	$69.6	$103.1	$224.2	$302.9
Foreign exchange translation (benefit) cost	1.7	(7.3)	10.1	(2.6)
Adjusted operating earnings	$71.3	$95.8	$234.3	$300.3

RECONCILIATION OF CONSUMABLES MANAGEMENT SEGMENT OPERATING EARNINGS
TO ADJUSTED OPERATING EARNINGS
(In Millions)
	Three Months Ended		Nine Months Ended
		Proforma		Proforma
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
Operating earnings, as reported	$33.5	$43.9	$116.7	$148.9
Acquisition, integration and transition costs	3.9	3.6	13.6	3.6
Adjusted operating earnings	$37.4	$47.5	$130.3	$152.5

RECONCILIATION OF COMMERCIAL AIRCRAFT SEGMENT OPERATING EARNINGS
TO ADJUSTED OPERATING EARNINGS
(In Millions)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
Operating earnings, as reported	$29.8	$49.4	$89.9	$124.5
Foreign exchange translation (benefit) cost	1.4	(7.6)	9.3	(4.8)
Adjusted operating earnings	$31.2	$41.8	$99.2	$119.7

RECONCILIATION OF NET CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
(In Millions)

Three Months Ended
September 30,
2009
Net cash flow provided by operating activities	$28.0
Less: capital expenditures	(6.3)
Free cash flow	$21.7

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